Exhibit 99.1

Franklin Covey Co. Announces Dutch Auction Tender Offer

SALT LAKE CITY, December 8, 2015—Franklin Covey Co. (NYSE: FC) today announced that its board of directors has approved a modified Dutch auction tender offer for up to $35.0 million in value of shares of its common stock at a price within (and including) the range of $15.50 to $17.75 per share, which may allow up to 2,258,064 shares, or approximately 13.9 percent of the Company's outstanding common stock, to be acquired through the tender offer. The midpoint of this range represents a premium of approximately 14.3 percent over Franklin Covey's closing stock price of $14.55 on December 7, 2015, the last trading day preceding the announcement of the tender offer.  The Company intends to commence the tender offer on or about December 14, 2015, and the tender offer will remain open for at least twenty business days following commencement.

The Company intends to finance the tender offer primarily from (i) available cash and (ii) either the Company’s existing revolving line of credit with JPMorgan Chase Bank, N.A. (the “Revolving Line”) or, if in place prior to the expiration of the tender offer, a new $20 million term loan.  As of December 7, 2015, the Company had cash on hand of approximately $22 million, and there was $30 million available under the Revolving Line.

Additional Information and Where to Find It

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer described in this press release has not yet commenced, and there can be no assurance that the Company will commence the tender offer on the terms described in this press release or at all. The solicitation of offers to buy shares of Franklin Covey common stock will only be made pursuant to a Tender Offer Statement on Schedule TO, an Offer to Purchase, a related Letter of Transmittal and other related documents that Franklin Covey will send to its shareholders once the tender offer has commenced. Shareholders of the Company are urged to read the relevant tender offer documents because they will contain important information that shareholders should consider before making any decision regarding tendering their shares. Those materials will be distributed by the Company to the Company's shareholders at no expense to them.

If the Company commences the tender offer, it will file each of the documents referenced in this paragraph with the SEC, and, when available, investors may obtain them for free from the SEC at its website (www.sec.gov) or from the information agent engaged by the Company in connection with the tender offer

Forward-Looking Statements

This press release contains forward-looking statements related to, among other things, a proposed tender offer. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, that the Company may decide, for any number of reasons, not to pursue the tender offer, the conditions to any such tender offer may not be satisfied, market conditions and the price of the Company's common stock may not be favorable, general economic conditions, the Company's cash needs, shareholders may not tender shares in response to the offer in sufficient numbers to make the tender offer advisable and other risks and uncertainties outlined in the Company's documents filed with the SEC, including the Company's most recent annual report on Form 10-K for the fiscal year ended August 31, 2015 as filed with the SEC. All forward-looking statements and other information in this press release are based upon information available as of the date of this press release. Such information may change or become invalid after the date of this press release, and, by making these forward-looking statements, the Company undertakes no obligation to update these statements after the date of this press release, except as required by law.

About Franklin Covey Co.

Franklin Covey Co. (NYSE:FC) (www.franklincovey.com), is a global provider of training and consulting services in the areas of leadership, productivity, strategy execution, customer loyalty, trust, sales performance, government, education and individual effectiveness. Over its history, Franklin Covey has worked with 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, and thousands of small and mid-sized businesses, as well as numerous government entities and educational institutions. Franklin Covey has more than 40 direct and licensee offices providing professional services in over 150 countries.

Investor Contact: Franklin Covey Steve Young 801-817-1776 Investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.lund@franklincovey.com